Exhibit 99.1

Contact:	Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $4.0 Million in Third Fiscal Quarter
Reflecting a Decrease in the Provision for Loan Losses and Nonperforming Loans

Vancouver, WA – January 28, 2021 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $4.0 million, or $0.18 per diluted share for the third fiscal quarter ended December 31, 2020, compared to $2.5 million, or $0.11 per diluted share, in the preceding quarter, and $4.1 million, or $0.18 per diluted share, in the third fiscal quarter a year ago. In the first nine months of fiscal 2021, net income was $7.1 million, or $0.32 per diluted share, compared to $12.9 million, or $0.57 per diluted share, in the first nine months of fiscal 2020.
“Although 2020 brought about serious economic and health challenges, I am optimistic as we look into 2021. I continue to be inspired by how our entire team came together, showed tremendous resilience and did an outstanding job supporting our clients and servicing their financial needs,” stated Kevin Lycklama, president and chief executive officer. “Our earnings for the third quarter were solid, with an annualized deposit growth rate of 12% and improved operating efficiencies. We have remained focused on credit quality and maintaining our strong capital position. We believe we are well positioned to emerge stronger as we navigate through this pandemic and into 2021.”

Third Quarter Highlights (at or for the period ended December 31, 2020)

•	Net income was $4.0 million, or $0.18 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $5.2 million for the quarter compared to $5.0 million in the previous quarter and $5.4 million for the quarter ended December 31, 2019.
•	Loan modifications decreased by $2.7 million, or 5.4%, and were mainly concentrated in our Hotel/Motel portfolio.
•	Net interest margin (NIM) was 3.40%.
•	Riverview recorded no provision for loan losses during the quarter.
•	Total loans were $931.5 million at December 31, 2020. SBA PPP loans totaled $80.8 million.
•	147 PPP loans totaling $30.0 million (27%) have been forgiven by the SBA, resulting in $1.3 million in fee income.
•	Total deposits increased $37.0 million during the quarter to $1.24 billion.
•	During the quarter, we completed our annual goodwill impairment test and determined that the Company’s goodwill was not impaired at December 31, 2020.
•	Non-performing assets decreased to 0.03% of total assets.
•	Total risk-based capital ratio was 17.58% and Tier 1 leverage ratio was 9.80%.
•	Paid a quarterly cash dividend of $0.05 per share.
•
All of our branches remain open with specific guidelines in place to help protect our employees and customers, although some offices have continued to operate under modified schedules due to COVID-19 guidelines.

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

COVID-19 Operational Update:
•
Industry Exposure: Both Washington and Oregon have modified phased reopening plans in place for businesses. While the economic impact is widespread, some industries are more acutely affected by the current business decline. Loans to these clients are generally secured by real estate and had strong financial performance heading into the current pandemic. Riverview’s loan portfolio exposure to industries most affected by the COVID-19 pandemic include:

o	Hotel/Motel ($107.5 million, 11.5% of total loans, 53% weighted average LTV and 1.93x DSCR)
o	Retail Strip Centers ($84.9 million, 9.1% of total loans, 52% weighted average LTV and 1.61x DSCR)
o	Restaurants/Fast Food ($14.4 million, 1.5% of total loans, 55% weighted average LTV and 1.82x DSCR)
The Company continues to diligently monitor the effects of the pandemic on our customers. We have allocated additional staffing resources to conduct enhanced monitoring of our loan portfolio and identify at-risk borrowers. We remain in close contact with our customers and continue to work with them to develop longer term strategies to mitigate potential credit losses.
Our hotel/motel portfolio remains under stress due to the continued reduction in travel and statewide COVID-19 restrictions. Occupancy rates improved over the summer as travel activity increased; however, occupancy levels have declined over the last several months. At December 31, 2020, $19.8 million of hotel/motel loans were on deferral with and additional $13.1 million expected to be modified in January 2021 for a total of $32.9 million which represents 30.6% of the respective portfolio. We have payment plans in place with these impacted borrowers that we believe will allow these loans to return to full payment status over the next several quarters. We have performed additional stress testing on this portfolio, and we believe that we are well secured, that any potential losses in this portfolio will be minimal and that we are adequately reserved at December 31, 2020.
•	Loan Accommodations:
o	Commercial Loans.
◾
Riverview has 13 commercial loan modifications that were approved or expected to be approved totaling $47.0 million. This represents a 5% decrease from 13 commercial loans totaling $49.7 million at September 30, 2020, and a 71% decrease compared to the peak of 98 loans totaling $161.6 million at June 30, 2020. Of these 13 loans, one was a new loan accommodation approved during the quarter totaling $134,000.

◾
There were four modifications that ended in our hotel/motel loan modifications category totaling $15.4 million and one commercial real estate loan modification that ended totaling $527,000 that did not request additional modification assistance.

◾
Included in the $47.0 million were, four hotel/motel loans totaling $13.1 million that returned to full payment deferrals. These four loans were for borrowers who originally had loan modifications early in the pandemic and had subsequently resumed payments since their original modification. Pursuant to expected approval of the loan modification for these four loans, the borrowers will designate a cash payment reserve equivalent to the amount of the respective payment deferral as collateral. These loan modifications were requested due to the circumstances resulting from the pandemic and the impact on the hospitality industry.

◾
Also included in the $47.0 million was one commercial real estate loan modification for $7.3 million that ended during the quarter ended December 31, 2020. A subsequent modification was being negotiated and granted subsequent to December 31, 2020 pursuant to obtaining additional collateral.

◾
In general, borrowers that request a re-deferral on their loan are required to provide financial plans for returning to full P&I payments and post payment reserves or additional collateral in consideration of deferring payments.

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

◾
Loans under payment modifications had a weighted average LTV of 58.53% and a weighted average pre-COVID-19 DSCR of 1.46x. All of these loans are in senior position and have personal guarantees by the borrowers.

o	Consumer Loans.
◾
As of December 31, 2020, there were two new consumer loan accommodations totaling $462,000. The four consumer modifications from the preceding quarter totaling $471,000 did not request any additional modification assistance.

o
Since all these loans were performing and current on payments prior to COVID-19, these loan modifications are not considered to be troubled debt restructurings pursuant to provisions contained within the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and the Consolidated Appropriations Act, 2021 (“CAA 2021”).

•
Loan Loss Reserve: “Due to the positive economic trends in our local markets combined with a decrease in loan balances, including $326,000 in net loan recoveries during the quarter, we recorded no provision for loan losses during the current quarter. This compares to a $1.8 million provision for loan losses for the prior quarter,” said David Lam, executive vice president and chief financial officer. The allowance for loan losses increased to $19.2 million, or 2.06% of total loans, at December 31, 2020 compared to $18.9 million, or 1.93% of total loans, at September 30, 2020.

•
Paycheck Protection Program (“PPP”) Loans: Riverview originated 790 PPP loans totaling approximately $116.4 million since PPP began in April 2020, with an average loan size of $147,000. As of December 31, 2020, Riverview’s PPP loan portfolio totaled $80.8 million, net of deferred fees related to these PPP loans totaling $1.6 million. The following table presents the breakdown of PPP loans as of December 31, 2020 (in thousands):

Range	Number of loans	Total

Under $50,000	343	$7,833
$50,001 to $150,000	198	16,605
$150,001 to $350,000	60	13,317
$350,001 to $2,000,000	35	23,814
Over $2,000,000	7	19,216
Total	643	$80,785
During the third fiscal quarter we began processing applications for loan forgiveness to the SBA. As of December 31, 2020, we had submitted 216 forgiveness applications to the SBA totaling $48.9 million. Of those submitted for forgiveness, we have received $30.0 million in payments from the SBA. Loan fee income net of loan origination costs is earned over the 24-month life of the loan as part of the loan yield. When a PPP loan is paid off or forgiven by the SBA, all unamortized fees and costs associated with the loan are recognized into income. During the third fiscal quarter, $1.3 million of fee income was earned related to PPP loan forgiveness and normal amortization. At December 31, 2020, there is $1.6 million in net unrecognized fees that will be recognized in income in future quarters.
The CAA 2021 is providing additional COVID-19 stimulus relief, and it includes $284 billion allocated for another round of PPP lending, extending the program to March 31, 2021. The program offers new PPP loans for companies that did not receive a PPP loan in 2020, and also second draw loans targeted at hard-hit businesses that have already spent their initial PPP proceeds. “We began accepting and processing loan applications for this new round of PPP relief efforts earlier this month, and anticipate helping our customers and communities, just as we did with the first round of PPP funding,” said Lycklama. “Through January 26, 2021, we have submitted 86 loans and received approval from the SBA totaling $14.5 million. We have another 166 applications for $24.9 million currently in process.”

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

Income Statement
Return on average assets was 1.11% in the third quarter of fiscal 2021 compared to 0.71% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) was 10.56% and 12.92%, respectively, compared to 6.71% and 8.23% for the prior quarter.
Riverview’s net interest income for the quarter was $11.5 million, an increase compared to $11.1 million in the preceding quarter and unchanged compared to the third quarter of the prior year. In the first nine months of fiscal 2021, net interest income was $33.7 million compared to $34.8 million in the first nine months of fiscal 2020. SBA fees of $1.3 million and $2.2 million were included in net interest income for the three and nine months ended December 31, 2020, respectively.
Third fiscal quarter net interest margin (“NIM”) was 3.40% compared to 3.33% in the prior quarter and 4.23% in the third quarter of fiscal 2020. The increase in NIM during the quarter compared to the prior quarter was primarily due to the average yield on loans increasing 24 basis points during the quarter primarily due to additional fee income recognized from PPP loan forgiveness. The decrease compared to the year ago quarter was primarily due to the increase in on-balance sheet liquidity and lower interest rate environment. In the first nine months of fiscal 2021, the net interest margin was 3.46% compared to 4.31% in the same period a year earlier.
The average balance of our overnight cash balances was $235.2 million during the quarter ended December 31, 2020 compared to $204.4 million in the preceding quarter and $45.8 million compared to the third fiscal quarter a year ago as a result of the growth in deposits and loan repayments. The increase in overnight cash balances resulted in 71 basis point decrease in the NIM in the current quarter and a 67 basis point decrease in the NIM in the prior quarter.
During the third fiscal quarter, we continued the deployment of excess cash into our investment portfolio. Investment securities totaled $186.6 million at December 31, 2020 compared to $126.3 million at September 30, 2020. During the quarter, we purchased $70.0 million in new securities with a weighted average yield of 1.27%. Investment purchases were comprised primarily of municipal bonds, agencies and mortgage-backed securities.
Average securities balances for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019 were $154.3 million, $129.1 million and $159.4 million, respectively. Weighted average yields on securities balances for those same periods were 1.56%, 1.62% and 2.21%, respectively.
The accretion on purchased loans totaled $58,000 compared to $123,000 during the preceding quarter and $219,000 in the same period a year ago, resulting in a two basis point increase in the NIM for the current period compared to a four basis point increase for the preceding quarter and an eight basis point increase for the same period a year ago. Net fees on loan prepayments, which included purchased SBA loan premiums, decreased net interest income by $11,000 in the third fiscal quarter of 2021 which did not have an effect on NIM for the quarter. This compares to a $30,000 decrease in net interest income related to net fees on loan prepayments decreasing NIM by one basis points during the second fiscal quarter of 2021 and a $211,000 increase in net interest income related to net fees on loan prepayments adding eight basis point to the NIM for the third fiscal quarter a year ago. For the third fiscal quarter of 2021, SBA PPP loans and related income and fees added 21 basis points to the NIM, due to the recognition of PPP loan fees as a part of the loan forgiveness process. For the preceding quarter, PPP loan income and fees negatively affected the NIM by five basis points, due to PPP loans having a low interest rate. Additionally, no PPP loans were forgiven during the preceding quarter. Excess liquidity resulted in a 71 basis point decrease in the NIM for the current period compared to a 67 basis point decrease for the preceding quarter and 13 basis point decrease for the same period a year ago. This resulted in a core-NIM (non-GAAP) of 3.88% in the current quarter compared to 4.02% in the preceding quarter and 4.20% in the third fiscal quarter a year ago.
Average PPP loans were $99.9 million in the third quarter compared to $110.6 million in the preceding quarter. During the quarter, we recorded $252,000 in interest income on PPP loans and $1.3 million in loan fee amortization into income. For the quarter ended September 30, 2020, we recorded $284,000 in interest income on PPP loans and $476,000 in loan fee amortization into income. Loan yield increased 24 basis points during the quarter to 4.82% compared to 4.58% in the preceding quarter. Loan yield excluding PPP loans was 4.67% for the quarter compared to 4.81% in the preceding quarter.

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

The cost of deposits decreased to 0.18% during the third quarter compared to 0.22% in the preceding quarter and 0.38% during the third quarter of fiscal 2020. The sequential decrease in deposit costs during the December 31, 2020 quarter reflects the continued low interest rate environment and are expected to decrease further as certificates of deposit reprice at maturity. There are $90.5 million in CD balances that mature within one year of December 31, 2020, with a weighted average rate of 1.28%.  Current CD offerings range from 10 bps – 40 bps.
Non-interest income was $2.8 million during the quarter, which was unchanged compared to the preceding quarter and was lower when compared to $3.2 million in the third fiscal quarter of 2020. Fees and service charges remained stable compared to the prior quarter as economic activity and consumer spending stabilized in Riverview’s local markets. In the first nine months of fiscal 2021, non-interest income was $8.3 million compared to $9.5 million in the same period a year ago. The decrease in non-interest income is mainly attributed to lower fees and service charges due to the overall impact of the COVID-19 pandemic early in fiscal 2021 and a decrease in asset management fees.
Asset management fees were $889,000 during the third fiscal quarter compared to $883,000 in the preceding quarter and $1.1 million in the third fiscal quarter a year ago. The year-over-year decrease was primarily due to the impact from the decline in interest rates on fee generating products. Riverview Trust Company’s assets under management was $1.3 billion at December 31, 2020 and September 30, 2020 and $1.2 billion a year earlier.
Riverview has emphasized controlling its operating expenses during this economic downturn and will continue to look for opportunities to further reduce operating expenses. For the third fiscal quarter of 2021, non-interest expense was $9.1 million compared to $8.8 million in the preceding quarter and $9.2 million in the third fiscal quarter a year ago. Salaries and employee benefits was $5.7 million compared to $5.4 million in the preceding quarter and $5.9 million in the third fiscal quarter a year ago. FDIC insurance premiums increased to $89,0000 compared to the same quarter a year ago due to the Company utilizing its remaining FDIC assessment credits. Riverview expects its technology costs will remain elevated in the near term as it continues to invest in its digital channels as customer preference and adoption of these services has accelerated. Year-to-date, non-interest expense decreased to $26.6 million compared to $27.4 million in the first nine months of fiscal 2020.
The efficiency ratio was 63.5% for the third fiscal quarter compared to 63.7% in the preceding quarter and 63.1% in the third fiscal quarter a year ago.
Riverview’s effective tax rate for the third quarter of fiscal year 2021 was 22.8% compared to 23.7% for the third quarter a year ago.
Balance Sheet Review
Riverview’s total loans decreased $43.7 million during the quarter to $931.5 million compared to $975.2 million in the preceding quarter and increased $44.9 million compared to $886.5 million a year ago. The decrease in loan balances during the quarter was primarily driven by the forgiveness on SBA PPP loans, which totaled $30.0 million during the quarter. Loan totals also continue to be impacted by payoffs and paydowns on existing loans. Organic loan growth continues to be slow as we emphasize disciplined credit underwriting in the current economic environment and there continues to be strong competition for high-quality loans. The year-over-year increase in loan balances was primarily driven by SBA PPP loans originated during the first fiscal quarter of the year. SBA PPP loans balances, net of fees, totaled $80.8 million at December 31, 2020. The decrease in real estate one-to-four family loans was due to the strategic decision to broker all new loan originations to third-party mortgage companies.
The Company’s loan pipeline remains healthy and was $49.4 million at December 31, 2020 compared to $74.6 million at the end of the prior quarter. The loan pipeline decreased compared to last quarter as there were several loans in the prior quarters pipeline that were approved and funded during the quarter. We anticipate that loan growth will remain a challenge for the next couple of quarters until pandemic restrictions are lifted, but we remain optimistic about the second half of 2021.

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

Undisbursed construction loans totaled $9.9 million at December 31, 2020 compared to $12.0 million in the preceding quarter, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Revolving commercial business loan commitments totaled $71.5 million at December 31, 2020 compared to $73.9 million three months earlier. Utilization on these loans totaled 12.0% at December 31, 2020 compared to 8.7% at September 30, 2020. The weighted average rate on loan originations during the quarter was 3.68% at December 31, 2020 compared to 4.12% at September 30, 2020.
Deposits increased $37.0 million, or 12.2% annualized, to $1.24 billion at December 31, 2020 compared to $1.20 billion in the preceding quarter and increased $246.5 million, or 24.9%, compared to $990.5 million a year earlier. The year-over-year increase in deposits was due primarily to PPP loan funds deposited in customer accounts and changes in customer behavior, which is placing a greater emphasis on savings and maintaining liquidity.  Non-interest bearing checking accounts increased $113.5 million, or 40.6% year-over-year, to $393.0 million at December 31, 2020. Checking accounts, as a percentage of total deposits, increased to 50.9% at December 31, 2020 from 46.3% a year earlier.
Shareholders’ equity was $151.9 million at December 31, 2020 compared to $149.0 million three months earlier and $145.8 million a year earlier. Tangible book value per share (non-GAAP) increased to $5.56 at December 31, 2020 compared to $5.43 at September 30, 2020 and $5.18 at December 31, 2019. Riverview paid a quarterly cash dividend of $0.05 per share on January 18, 2021, consistent with the past five quarters.
Credit Quality
Non-performing loans decreased to $393,000, or 0.04% of total loans, at December 31, 2020 compared to $1.3 million, or 0.13% of total loans, three months earlier and $1.5 million, or 0.17% of total loans, at December 31, 2019. The improvement in total non-performing loans reflects a non-performing loan payoff during the current quarter. Riverview recorded net loan recoveries during the quarter of $326,000 that resulted from the resolution of this non-performing loan. This compared to net charge-offs of $10,000 during the preceding quarter and $3,000 in net charge-offs in the third fiscal quarter a year ago.
Classified assets decreased to $4.0 million at December 31, 2020 compared to $4.8 million at September 30, 2020 and $3.1 million at December 31, 2019. The classified asset to total capital ratio was 2.5% at December 31, 2020 compared to 3.2% three months earlier and 2.1% a year earlier.
Criticized assets increased $7.4 million to $46.5 million at December 31, 2020 compared to $39.1 million at September 30, 2020. This increase reflects risk rating changes primarily associated with loans that were granted COVID-19 loan modifications. In general, borrowers whose loans were paying as agreed prior to COVID-19, remain well-secured and have provided acceptable plans for returning to full payment status were downgraded to a pass/watch rating. Modifications that extended beyond six months and beyond December 31, 2020 were generally downgraded to a special mention/criticized rating unless other mitigating considerations exist that lowered the bank’s credit risk. Borrowers who could not provide a plan or were closed with no plan for re-opening in a reasonable timeframe, were moved to a substandard/classified rating. In addition, the risk rating was also downgraded for certain borrowers who were not granted COVID-19 loan modification, but who have still been impacted negatively by the COVID-19 pandemic.
At December 31, 2020, the allowance for loan losses increased to $19.2 million compared to $18.9 million in the preceding quarter and $11.4 million one year earlier. The allowance for loan losses represented 2.06% of total loans at December 31, 2020 compared to 1.93% in the preceding quarter and 1.29% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA PPP loans) (non-GAAP), was 2.41% at December 31, 2020 compared to 2.35% at September 30, 2020. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $813,000 at December 31, 2020 compared to $871,000 three months earlier.

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.58% and a Tier 1 leverage ratio of 9.80% at December 31, 2020. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.81% at December 31, 2020.
Branch Consolidation
Riverview continues to actively review its branch network for efficiencies due to customers’ increased usage of online and mobile banking technologies. On January 24, 2021, Riverview consolidated one branch in the Heights neighborhood of Vancouver, and on September 28, 2020, consolidated two of its branches in Clark County, Washington and simultaneously opened a new branch in the Cascade Park neighborhood of Vancouver. Riverview plans to open a new location in Ridgefield, Washington, one of the fastest growing cities in Clark County, during the summer of 2021.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.
Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	March 31, 2020

Shareholders' equity (GAAP)	$151,874	$149,046	$145,806	$148,843
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(654)	(689)	(799)	(759)
Tangible shareholders' equity (non-GAAP)	$124,144	$121,281	$117,931	$121,008

Total assets (GAAP)	$1,436,184	$1,425,171	$1,184,100	$1,180,808
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(654)	(689)	(799)	(759)
Tangible assets (non-GAAP)	$1,408,454	$1,397,406	$1,156,225	$1,152,973

Shareholders' equity to total assets (GAAP)	10.57%	10.46%	12.31%	12.61%

Tangible common equity to tangible assets (non-GAAP)	8.81%	8.68%	10.20%	10.50%

Shares outstanding	22,345,235	22,336,235	22,748,385	22,544,285

Book value per share (GAAP)	6.80	6.67	6.41	6.60

Tangible book value per share (non-GAAP)	5.56	5.43	5.18	5.37

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

Pre-tax, pre-provision income
	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net income (GAAP)	$4,035	$2,543	$4,128	$7,058	$12,854
Include: Provision for income taxes	1,199	704	1,279	1,989	3,850
Include: Provision for loan losses	-	1,800	-	6,300	-
Pre-tax, pre-provision income (non-GAAP)	$5,234	$5,047	$5,407	$15,347	$16,704

Net interest margin reconciliation to core net interest margin
	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net interest income (GAAP)	$11,529	$11,064	$11,492	$33,721	$34,681
Tax equivalent adjustment	14	5	9	25	32
Net fees on loan prepayments	11	30	(211)	141	(355)
Accretion on purchased MBank loans	(58)	(123)	(219)	(317)	(405)
SBA PPP loans interest income and fees	(1,539)	(760)	-	(2,965)	-
Income on excess FRB liquidity	(61)	(50)	(128)	(129)	(137)
Adjusted net interest income (non-GAAP)	$9,896	$10,166	$10,943	$30,476	$33,816

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Average balance of interest-earning assets (GAAP)	$1,346,324	$1,318,803	$1,082,229	$1,296,203	$1,072,584
SBA PPP loans (average)	(99,851)	(110,573)	-	(98,461)	-
Excess FRB liquidity (average)	(235,163)	(204,422)	(45,827)	(178,464)	(22,904)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,011,310	$1,003,808	$1,036,402	$1,019,278	$1,049,680

	Three Months Ended			Nine Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net interest margin (GAAP)	3.40%	3.33%	4.23%	3.46%	4.31%
Net fees on loan prepayments	0.00	0.01	(0.08)	0.01	(0.05)
Accretion on purchased MBank loans	(0.02)	(0.04)	(0.08)	(0.04)	(0.05)
SBA PPP loans	(0.21)	0.05	0.00	(0.04)	0.00
Excess FRB liquidity	0.71	0.67	0.13	0.58	0.08
Core net interest margin (non-GAAP)	3.88%	4.02%	4.20%	3.97%	4.29%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	March 31, 2020

Allowance for loan losses	$19,192	$18,866	$11,433	$12,624

Loans receivable (GAAP)	$931,468	$975,174	$886,533	$911,509
Exclude: SBA purchased loans	(53,743)	(61,990)	(69,308)	(74,797)
Exclude: SBA PPP loans	(80,785)	(110,794)	-	-
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$796,940	$802,390	$817,225	$836,712

Allowance for loan losses to loans receivable (GAAP)	2.06%	1.93%	1.29%	1.38%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	2.41%	2.35%	1.40%	1.51%

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.43 billion at December 31, 2020, it is the parent company of the 97-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 18 branches, including 14 in the Portland-Vancouver area, and 3 lending centers. For the past 7 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	March 31, 2020
ASSETS

Cash (including interest-earning accounts of $220,597, $226,583,	$235,834	$238,016	$62,123	$41,968
$48,781 and $27,866)
Certificate of deposits held for investment	249	249	249	249
Loans held for sale	-	-	-	275
Investment securities:
Available for sale, at estimated fair value	153,219	126,273	155,757	148,291
Held to maturity, at amortized cost	33,425	24	29	28
Loans receivable (net of allowance for loan losses of $19,192,
$18,866, $11,433, and $12,624)	912,276	956,308	875,100	898,885
Prepaid expenses and other assets	13,365	16,018	8,330	7,452
Accrued interest receivable	5,283	5,341	3,729	3,704
Federal Home Loan Bank stock, at cost	1,420	2,620	1,380	1,420
Premises and equipment, net	17,909	17,296	14,493	15,570
Financing lease right-of-use assets	1,451	1,470	1,528	1,508
Deferred income taxes, net	3,141	3,076	3,416	3,277
Mortgage servicing rights, net	102	128	215	191
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	654	689	799	759
Bank owned life insurance	30,780	30,587	29,876	30,155

TOTAL ASSETS	$1,436,184	$1,425,171	$1,184,100	$1,180,808

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,236,933	$1,199,972	$990,464	$990,448
Accrued expenses and other liabilities	18,155	16,087	18,483	11,783
Advance payments by borrowers for taxes and insurance	156	1,011	329	703
Federal Home Loan Bank advances	-	30,000	-	-
Junior subordinated debentures	26,726	26,705	26,640	26,662
Capital lease obligations	2,340	2,350	2,378	2,369
Total liabilities	1,284,310	1,276,125	1,038,294	1,031,965

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2020 - 22,345,235 issued and outstanding;
September 30, 2020 - 22,336,235 issued and outstanding;	223	222	227	225
December 31, 2019 - 22,748,385 issued and outstanding;
March 31, 2020 – 22,748,385 issued and 22,544,285 outstanding;
Additional paid-in capital	63,539	63,420	65,637	64,649
Retained earnings	85,584	82,666	80,103	81,870
Accumulated other comprehensive income	2,528	2,738	(161)	2,099
Total shareholders’ equity	151,874	149,046	145,806	148,843

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,436,184	$1,425,171	$1,184,100	$1,180,808

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
INTEREST INCOME:
Interest and fees on loans receivable	$11,601	$11,346	$11,699	$34,475	$35,146
Interest on investment securities - taxable	549	505	851	1,709	2,589
Interest on investment securities - nontaxable	44	17	27	79	100
Other interest and dividends	98	81	189	216	369
Total interest and dividend income	12,292	11,949	12,766	36,479	38,204

INTEREST EXPENSE:
Interest on deposits	556	657	942	2,071	1,953
Interest on borrowings	207	228	332	687	1,570
Total interest expense	763	885	1,274	2,758	3,523
Net interest income	11,529	11,064	11,492	33,721	34,681
Provision for loan losses	-	1,800	-	6,300	-

Net interest income after provision for loan losses	11,529	9,264	11,492	27,421	34,681

NON-INTEREST INCOME:
Fees and service charges	1,654	1,663	1,661	4,715	5,050
Asset management fees	889	883	1,136	2,746	3,369
Net gain on sale of loans held for sale	-	-	68	28	210
Bank owned life insurance	193	242	188	625	585
Other, net	76	31	110	140	254
Total non-interest income, net	2,812	2,819	3,163	8,254	9,468

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,698	5,379	5,941	16,269	17,353
Occupancy and depreciation	1,434	1,457	1,461	4,341	4,058
Data processing	638	697	637	1,996	1,986
Amortization of core deposit intangible	35	35	40	105	121
Advertising and marketing	144	110	181	383	689
FDIC insurance premium	89	84	-	221	81
State and local taxes	190	204	126	598	495
Telecommunications	74	85	84	245	246
Professional fees	321	321	267	962	855
Other	484	464	511	1,508	1,561
Total non-interest expense	9,107	8,836	9,248	26,628	27,445

INCOME BEFORE INCOME TAXES	5,234	3,247	5,407	9,047	16,704
PROVISION FOR INCOME TAXES	1,199	704	1,279	1,989	3,850
NET INCOME	$4,035	$2,543	$4,128	$7,058	$12,854

Earnings per common share:
Basic	$0.18	$0.11	$0.18	$0.32	$0.57
Diluted	$0.18	$0.11	$0.18	$0.32	$0.57
Weighted average number of common shares outstanding:
Basic	22,320,699	22,261,709	22,748,385	22,279,774	22,701,806
Diluted	22,337,644	22,276,312	22,776,193	22,296,827	22,741,652

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
AVERAGE BALANCES
Average interest–earning assets	$1,346,324	$1,318,803	$1,082,229	$1,296,203	$1,072,584
Average interest-bearing liabilities	878,526	854,303	726,294	847,321	721,345
Net average earning assets	467,798	464,500	355,935	448,882	351,239
Average loans	955,183	983,737	878,656	975,203	881,779
Average deposits	1,236,601	1,190,551	987,056	1,177,826	953,418
Average equity	151,636	150,401	146,090	150,915	141,644
Average tangible equity (non-GAAP)	123,886	122,615	118,192	123,129	113,706

ASSET QUALITY	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019

Non-performing loans	$393	$1,275	$1,517
Non-performing loans to total loans	0.04%	0.13%	0.17%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$393	$1,275	$1,517
Non-performing assets to total assets	0.03%	0.09%	0.13%
Net loan charge-offs in the quarter	$(326)	$10	$3
Net charge-offs in the quarter/average net loans	(0.14)%	0.00%	0.00%

Allowance for loan losses	$19,192	$18,866	$11,433
Average interest-earning assets to average
interest-bearing liabilities	153.25%	154.37%	149.01%
Allowance for loan losses to
non-performing loans	4883.46%	1479.69%	753.66%
Allowance for loan losses to total loans	2.06%	1.93%	1.29%
Shareholders’ equity to assets	10.57%	10.46%	12.31%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.58%	17.53%	17.66%
Tier 1 capital (to risk weighted assets)	16.32%	16.26%	16.41%
Common equity tier 1 (to risk weighted assets)	16.32%	16.26%	16.41%
Tier 1 capital (to average tangible assets)	9.80%	9.82%	12.05%
Tangible common equity (to average tangible assets) (non-GAAP)	8.81%	8.68%	10.20%

DEPOSIT MIX	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	March 31, 2020

Interest checking	$237,051	$229,879	$179,447	$187,798
Regular savings	267,901	251,547	217,004	226,880
Money market deposit accounts	211,129	200,829	183,076	169,798
Non-interest checking	393,023	386,408	279,564	271,031
Certificates of deposit	127,829	131,309	131,373	134,941
Total deposits	$1,236,933	$1,199,972	$990,464	$990,448

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2020	(Dollars in thousands)
Commercial business	$171,902	$-	$-	$171,902
SBA PPP	80,785	-	-	80,785
Commercial construction	-	-	10,440	10,440
Office buildings	-	132,756	-	132,756
Warehouse/industrial	-	86,833	-	86,833
Retail/shopping centers/strip malls	-	84,901	-	84,901
Assisted living facilities	-	901	-	901
Single purpose facilities	-	236,026	-	236,026
Land	-	12,125	-	12,125
Multi-family	-	42,167	-	42,167
One-to-four family construction	-	-	6,482	6,482
Total	$252,687	$595,709	$16,922	$865,318

March 31, 2020
Commercial business	$179,029	$-	$-	$179,029
Commercial construction	-	-	52,608	52,608
Office buildings	-	113,433	-	113,433
Warehouse/industrial	-	91,764	-	91,764
Retail/shopping centers/strip malls	-	76,802	-	76,802
Assisted living facilities	-	1,033	-	1,033
Single purpose facilities	-	224,839	-	224,839
Land	-	14,026	-	14,026
Multi-family	-	58,374	-	58,374
One-to-four family construction	-	-	12,235	12,235
Total	$179,029	$580,271	$64,843	$824,143

LOAN MIX	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	March 31, 2020
Commercial and construction
Commercial business	$252,687	$281,670	$165,526	$179,029
Other real estate mortgage	595,709	590,386	543,118	580,271
Real estate construction	16,922	28,308	88,872	64,843
Total commercial and construction	865,318	900,364	797,516	824,143
Consumer
Real estate one-to-four family	63,621	71,940	83,978	83,150
Other installment	2,529	2,870	5,039	4,216
Total consumer	66,150	74,810	89,017	87,366

Total loans	931,468	975,174	886,533	911,509

Less:
Allowance for loan losses	19,192	18,866	11,433	12,624
Loans receivable, net	$912,276	$956,308	$875,100	$898,885

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

DETAIL OF NON-PERFORMING ASSETS

	Southwest
	Washington	Total
December 31, 2020

Commercial business	$187	$187
Commercial real estate	149	149
Consumer	57	57

Total non-performing assets	$393	$393

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
December 31, 2020	(dollars in thousands)

Land development	$2,248	$1,786	$8,092	$12,126
Speculative construction	225	-	4,774	4,999

Total land development
and speculative construction	$2,473	$1,786	$12,866	$17,125

DETAIL OF LOAN MODIFICATIONS

						Number of Subsequent
	Number of Loan Deferrals					Loan Deferrals
	9/30/2020	Ended	New	12/31/2020	Change	Re-deferral	Total	Change	% Change

Hotel / Motel	8	(4)	1	5	(37.5)%	4	9	1	12.5%
Retail strip centers	3	-	-	3	(0.0)%	-	3	-	-
Other - Commercial	2	(2)	-	-	(100.0)%	1	1	(1)	(50.0)%
Total Commercial	13	(6)	1	8	(38.5)%	5	13	-	-

Consumer	4	(4)	2	2	(50.0)%	-	2	(2)	(50.0)%

Total	17	(10)	3	10	(41.2)%	5	15	(2)	(11.8)%

	Loan Deferrals					Subsequent Loan Deferrals
	9/30/2020	Ended	New	12/31/2020	Change	Re-deferral	Total	Change	% Change
	(dollars in thousands)					(dollars in thousands)

Hotel / Motel	$35,059	$(15,425)	$134	$19,768	(43.6)%	$13,132	$32,900	$(2,159)	(6.2)%
Retail strip centers	6,793	-	-	6,793	(0.0)%	-	6,793	-	-
Other - Commercial	7,832	(7,832)	-	-	(100.0)%	7,305	7,305	(527)	(6.7)%
Total Commercial	49,684	(23,257)	134	26,561	(46.5)%	20,437	46,998	(2,686)	(5.4)%

Consumer	471	(471)	462	462	(1.9)%	-	462	(9)	(1.9)%

Total	$50,155	$(23,728)	$596	$27,023	(46.1)%	$20,437	$47,460	$(2,695)	(5.4)%

RVSB Reports Third Quarter Fiscal 2021 Results
January 28, 2021

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019

Efficiency ratio (4)	63.50%	63.65%	63.10%	63.44%	62.16%
Coverage ratio (6)	126.59%	125.22%	124.26%	126.64%	126.37%
Return on average assets (1)	1.11%	0.71%	1.40%	0.67%	1.47%
Return on average equity (1)	10.56%	6.71%	11.24%	6.21%	12.08%
Return on average tangible equity (1) (non-GAAP)	12.92%	8.23%	13.89%	7.61%	15.05%

NET INTEREST SPREAD
Yield on loans	4.82%	4.58%	5.30%	4.69%	5.30%
Yield on investment securities	1.56%	1.62%	2.21%	1.71%	2.15%
Total yield on interest-earning assets	3.63%	3.60%	4.70%	3.74%	4.74%

Cost of interest-bearing deposits	0.26%	0.33%	0.54%	0.34%	0.39%
Cost of FHLB advances and other borrowings	2.17%	1.53%	4.55%	1.86%	3.71%
Total cost of interest-bearing liabilities	0.34%	0.41%	0.70%	0.43%	0.65%

Spread (7)	3.29%	3.19%	4.00%	3.31%	4.09%
Net interest margin	3.40%	3.33%	4.23%	3.46%	4.31%

PER SHARE DATA
Basic earnings per share (2)	$0.18	$0.11	$0.18	$0.32	$0.57
Diluted earnings per share (3)	0.18	0.11	0.18	0.32	0.57
Book value per share (5)	6.80	6.67	6.41	6.80	6.41
Tangible book value per share (5) (non-GAAP)	5.56	5.43	5.18	5.56	5.18
Market price per share:
High for the period	$5.72	$5.31	$8.45	$6.12	$8.55
Low for the period	4.21	3.82	6.94	3.82	6.87
Close for period end	5.26	4.15	8.21	5.26	8.21
Cash dividends declared per share	0.0500	0.0500	0.0500	0.1500	0.1400

Average number of shares outstanding:
Basic (2)	22,320,699	22,261,709	22,748,385	22,279,774	22,701,806
Diluted (3)	22,337,644	22,276,312	22,776,193	22,296,827	22,741,652

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.